UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 10, 2006

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, Wisconsin 53141
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

As previously disclosed, in certain legal matters, former franchisees, purportedly on behalf of current and former franchisees, were seeking adjudication of certain claims within an arbitration proceeding. As an initial step, certain claimants had successfully asserted in arbitration the right to further proceedings to determine whether class certification in arbitration would be appropriate. Snap-on had vigorously asserted defenses in these matters including its belief that class certification was not appropriate.

On May 10, 2006, Snap-on reached an agreement to settle these pending lawsuits on a class basis. Snap-on has not admitted to any wrongdoing by way of this settlement. The terms of the settlement are subject to obtaining final court approval, as well as other usual and customary conditions. The settlement contains provisions that allow Snap-on to terminate the settlement agreement if more than a specified percentage of certain franchisees elect to opt out of the class. Under the terms of the settlement, Snap-on will pay an estimated $38.0 million to the claimants, including attorneys’ fees, costs and expenses. This amount is subject to change depending on the actual number of claimants and the funds paid out as a result of the payment formulas included in the agreement. Snap-on will record a pretax charge of $38.0 million ($23.4 million after tax, or $0.40 per diluted share) in its second-quarter 2006 earnings representing its current best estimate of the outcome of this settlement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Snap-on Incorporated has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SNAP-ON INCORPORATED
Date: May 16, 2006	By: /s/ Martin M. Ellen
Martin M. Ellen, Senior Vice President - Finance and
Chief Financial Officer

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